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                                                                    EXHIBIT 3.11

                         CERTIFICATE OF INCORPORATION

                                      FOR

                             TALTON INVISION, INC.


     THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated under and pursuant of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                   ARTICLE I
                                   ---------

     The name of the corporation is TALTON INVISION, INC.

                                   ARTICLE II
                                   ----------

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such registered office is CORPORATION SERVICE COMPANY.

                                  ARTICLE III
                                  -----------

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation is to have a perpetual existence.

                                  ARTICLE IV
                                  ----------

     The total number of shares of stock which the Corporation shall have authority to issue is 1000 shares of Common Stock, $1.00 par value per share.


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                                   ARTICLE V
                                   ---------

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          B. The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

          C. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

          D. In addition to the powers and authority expressly conferred upon them herein or by statute, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the

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     directors which would have been valid if such Bylaws had not been adopted.

          E. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Subsection (E) to Article V shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                                  ARTICLE VI
                                  ----------

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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                                  ARTICLE VII
                                  -----------

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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                                 ARTICLE VIII
                                 ------------

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE IX
                                  ----------

     The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

                                   ARTICLE X
                                   ---------

     Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

                                   ARTICLE XI
                                   ----------

          A.  The incorporator of the Corporation is Sherry K.
     Nicholson, whose mailing address is 2323 Bryan Street, Suite
     2200, Dallas, Texas 75201.

          B. The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders and until their successors are elected and qualified are as follows:

          Name                           Address
          ----                           -------

     Todd W. Follmer               3811 Turtle Creek Boulevard
                                   Suite 1300
                                   Dallas, Texas  75219

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     IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of August,
1997.


                                 /s/ SHERRY K. NICHOLSON
                               ------------------------------------
                               Sherry K. Nicholson
                               Incorporator


In the Presence of:


    /s/ J. CAROL SMITH
--------------------------
J. Carol Smith

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